For the fiscal year ended 12/31/96
File number:  811-3175

                          SUB-ITEM 77 D


               Policies with Respect to Securities
                           Investments

           On   February  19,  1997  the
Directors    approved   a   change    in
investment policy permitting the Fund to
hold  up  to  15% of its net  assets  in
repurchase  agreements  which   have   a
maturity of longer than 7 days or in other illiquid securities.



























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